EXHIBIT 24.2


INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement of Farmstead Telephone Group, Inc. on Form S-8 of the report of Deloitte & Touche LLP dated March 8, 1996, appearing in the Annual Report on Form 10-KSB of Farmstead Telephone Group, Inc. for the year ended December 31, 1995 and to the reference to Deloitte & Touche LLP under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/
DELOITTE & TOUCHE LLP
Hartford, Connecticut

June 20, 1996